SECURITIES AND EXCHANGE COMMISSION

                                     Washington, D.C.  20549


                                   ___________________________


                                            FORM 8-K

                                         CURRENT REPORT

                               Pursuant to Section 13 or 15(d) of
                               the Securities Exchange Act of 1934

                        Date of Report (Date of earliest event reported):
                                       September 16, 1994


                        California Seven Associates Limited Partnership,
                                a California Limited Partnership

                     (Exact name of registrant as specified in its charter)



      California                           0-14581                  94-2970056
(State of Organization)                  (Commission             (IRS Employer
                                         File Number)      Identification No.)


      900 Cottage Grove Road, South Building
      Bloomfield, Connecticut                                          06002
      (Address of principal executive offices)                      (Zip Code)

                                         (203) 726-6000
                      (Registrant's telephone number, including area code)

                        California Seven Associates Limited Partnership,
                                a California Limited Partnership


ITEM 3.  (a) Bankruptcy

       On September 16, 1994, California Seven Associates Limited Partnership, a California Limited Partnership ("the Partnership"), filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. The petition was filed at the United States Bankruptcy Court, Central District of California, Santa Ana Division (Case No. SA 94-19491 JR). The Partnership is operating as Debtor in Possession pursuant to Chapter 11, United States Code, Sections 1107 and 1108.

The letter to investors providing the announcement is filed as an exhibit hereto and is incorporated herein by reference.

ITEM 7(C).
Exhibits

       (20)    Investor letter issued September 16, 1994.

                         SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                  California Seven Associates Limited
Partnership,
                                  a California Limited Partnership

                                  By: CIGNA Realty Resources, Inc. - Seventh,
                                      General Partner


Date:  September 30, 1994         By: /s/ John D. Carey
                                      John D. Carey, President and Controller
                                      (Principal Executive Officer)
                                      (Principal Accounting Officer)

                                              FORM 8-K

                          California Seven Associates Limited Partnership,
                                  a California Limited Partnership

                                            EXHIBIT INDEX


Exhibit
Number

   20.1        Investor letter issued September 16, 1994.

September 16, 1994




Dear Limited Partner:

The purpose of this letter is to bring you up-to-date on the situation surrounding California Seven Associates Limited Partnership, "the Partnership". As you know, the Partnership has been impacted by weak economic conditions which have led to depressed results, and as a result, cash reserves have been reduced to very low levels. In addition, the loss of Sherman Oaks during the January earthquake has led to further strains on cash management and reserve levels. In an effort to maintain minimum cash reserves, we ceased payments on the second mortgage beginning November 1, 1993. Even with withholding payment on the second mortgage, the Partnership faces current cash requirements which may not be covered by current cash reserves coupled with cash flow from continuing operations.

Travelers, our first mortgage lender, has still not informed us of their decision as to whether to repair/rebuild the Sherman Oaks property. Should Travelers ultimately decide to repair/rebuild the Sherman Oaks property, we will be faced with satisfying a 5% deductible. Travelers may pursue its option to apply net insurance proceeds representative of cash value to the balance of the first mortgage. Remaining property operations will not support continued debt service should Travelers decide not to rebuild and apply net insurance proceeds to the balance of the mortgage. In addition, Travelers has asserted that they should have control over the proceeds from our business interruption insurance. As we previously reported, we submitted a claim for business interruption insurance to our insurance company in July for approximately $1,215,000. As a result of Travelers' assertion of control over these proceeds, this claim is still pending. Assuming the Partnership survives a resolution of the Sherman Oaks situation, the Partnership still faces debt maturity in May of 1995.

The Partnership's current cash position has allowed payment of normal monthly recurring operating expenses, Travelers first mortgage monthly debt service of $716,667 and little to no capital improvements. In the short term, the Partnership is facing re-establishing reserves of approximately $440,000 for tenant security deposits, payment of property insurance of approximately $360,000 by October 1994 and payment of property taxes of at least $590,000, exclusive of Sherman Oaks, by December 10, 1994.

Over the last two years, the Partnership has made three formal attempts and has participated in numerous informal discussions on debt modifications with Travelers. Travelers has been unwilling to accept any terms which would not enhance their existing position. Additionally, in the past year we have pursued non-traditional opportunities to refinance the Partnership's debt which have been unsuccessful due to loan to value constraints and questions about debt service coverage. The impending cash shortage, coupled with the Sherman Oaks situation and the lack of debt modification or refinance alternatives, has forced the Partnership to seek the protection of the courts or face foreclosure of the properties.

Today, the Partnership filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. The filing represents the only opportunity to retain investors' interests in the Partnership and allow any possibility for potential future value for investors. The filing is the only available alternative to avoid a foreclosure while allowing the Partnership the time and resources to rebuild Sherman Oaks. Additionally, a reorganization may allow an extension of the life of the Partnership which could coincide with a recovery in the California market.

The Partnership has begun formulating the basis for a plan of reorganization which we expect to submit to the court within a relatively short period of time. Many factors are needed to formulate a successful plan. It is premature to speculate on the outcome at this time. It is our hope that the Partnership will be allowed to reorganize with a plan that provides for repayment to the creditors while allowing the partners to retain their interests. If a plan is not confirmed, the Partnership may cease to own the properties.

In the meantime, the Partnership's properties will continue to operate as usual. We will keep you informed of developments as they occur. If you have any questions, please contact your registered representative or our Investor Relations unit at 1-800-255-5876. We also welcome written inquiries which may be sent to CIGNA Financial Partners, Inc., Cal-7, S-313, 900 Cottage Grove Road, Hartford, CT 06152-2313.

Sincerely,




John D. Carey
President
CIGNA Realty Resources, Inc. --Seventh, General Partner
California Seven Associates Limited Partnership